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EXHIBIT 99(c)


                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                (in thousands)


                                                                                       39 WEEKS ENDED
                                                                               OCT. 29,1994       OCT. 30,1993
                                                                               ------------       ------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net earnings                                                                   $     29,283       $     23,517
Adjustments to reconcile earnings to net cash provided by
  operating activities:
  Unusual charges                                                                    (3,949)           (14,208)
  Depreciation and amortization                                                      38,395             32,904
  Deferred income taxes                                                               6,274              8,496
  Deferred rent expense                                                                (346)               912
                                                                               ------------       ------------
                                                                                     69,657             51,621
                                                                               ------------       ------------

CHANGE IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                            (111,862)          (119,724)
Other current assets                                                                (24,415)           (17,417)
Accounts payable and accrued expenses                                                89,595            101,653
Income taxes payable                                                                  5,732             (4,229)
                                                                               ------------       ------------
                                                                                    (40,950)           (39,717)
                                                                               ------------       ------------

NET CASH FLOWS PROVIDED FROM OPERATIONS                                              28,707             11,904
                                                                               ------------       ------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Expenditures for property, furniture, equipment and other
  assets, net of disposals                                                         (128,220)          (105,753)
Marketable securities:
  Purchases                                                                        (203,607)           (61,666)
  Proceeds from sales                                                               215,997            174,639
                                                                               ------------       ------------

NET CASH USED IN INVESTING ACTIVITIES                                              (115,830)             7,220
                                                                               ------------       ------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Net proceeds from sale and leaseback transaction                                     99,295                -
Net proceeds from issuance of 6.95% Senior Notes                                        -               98,799
Dividends paid to stockholders                                                       (4,221)            (4,079)
Stock options exercised                                                               2,284                181
Other                                                                                (2,641)              (774)
                                                                               ------------       ------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                                             94,717             94,127
                                                                               ------------       ------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                 7,594            113,251

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       19,675             12,341
                                                                               ------------       ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $     27,269       $    125,592
                                                                               ============       ============

SUPPLEMENTAL INFORMATION
  Cash payments for income taxes                                               $      3,456       $      5,879
  Cash payments for interest, net of amount capitalized                        $     19,473       $     18,648


See notes to consolidated financial statements.





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